Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-108995 and 333-51213 on Form S-8 of our report dated September 25th, 2007 appearing in this Annual Report on Form 11-K of the Procter & Gamble Holding France SAS Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30th, 2007.
/s/ Deloitte & Associés
Gérard Vincent-Genod
Neuilly-sur-Seine, France
September 25th, 2007